Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form N-2 of our report dated February 12, 2026, with respect to the consolidated financial statements of Sixth Street Specialty Lending, Inc. and the effectiveness of internal control over financial reporting, and our report dated February 12, 2026 on the senior securities table included herein as an exhibit to the Form 10-K. We also consent to the references to our firm under the headings “Senior Securities” and “Controls and Procedures” in the Form 10-K.

/s/ KPMG LLP

New York, New York
February 12, 2026